                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                                   EXIT FILING


                                 RAZORFISH, INC.
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         (Title of Class of Securities)


                                    755236106
                                 (CUSIP Number)


                                DECEMBER 31, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]       Rule 13d-1(b)

         [ ]       Rule 13d-1(c)

         [X]       Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------------                                  --------------------------------------
CUSIP NO. 755236106                                                13G                      PAGE 1 OF 10 COVER PAGES
---------------------------------------------------                                  --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Spray AB (formerly Spray Ventures AB)
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                       (a) [X]
                                                                                                    (b) [ ]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------- ---------------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Sweden
-------------------------- ------- ----------------------------------------------------------------------------------------
                           5
        NUMBER OF                  SOLE VOTING POWER

         SHARES                    0 shares
                           ------- ----------------------------------------------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER

        OWNED BY                   0 shares
                           ------- ----------------------------------------------------------------------------------------
          EACH             7       SOLE DISPOSITIVE POWER

        REPORTING                  0 shares
                           ------- ----------------------------------------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER

          WITH                     0 shares
---------------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 shares
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            CO
----------- ---------------------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS

(1) The Reporting Person is filing this Schedule 13G jointly with Spray Network AB and Messrs. Svensson, Randerz, Wahlstrom and Knutsson, each of whom has ceased to be a member of the group, pursuant to Rule 13d-l(k)(1).

---------------------------------------------------                                  --------------------------------------
CUSIP NO. 755236106                                                13G                      PAGE 2 OF 10 COVER PAGES
---------------------------------------------------                                  --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Spray Invest NV
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                       (a) [X]
                                                                                                    (b) [ ]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------- ---------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Belgium
-------------------------- ------- ----------------------------------------------------------------------------------------
                           5
        NUMBER OF                  SOLE VOTING POWER

         SHARES                    50,231 shares (See Note 2 below.)
                           ------- ----------------------------------------------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER

        OWNED BY                   0 shares
                           ------- ----------------------------------------------------------------------------------------
          EACH             7       SOLE DISPOSITIVE POWER

        REPORTING                  50,231 shares (See Note 2 below.)
                           ------- ----------------------------------------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER

          WITH                     0 shares
----------- ---------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            50,231 shares (See Note 2 below.)
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            1.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            CO
----------- ---------------------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS

(1) The Reporting Person is filing this Schedule 13G jointly with Spray Network AB and Messrs. Svensson, Randerz, Wahlstrom and Knutsson, each of whom has ceased to be a member of the group, pursuant to Rule 13d-l(k)(1). Spray Invest NV is a wholly-owned subsidiary of Spray AB (formerly Spray Ventures AB).

(2) Razorfish effected a reverse stock split of all its outstanding Class A Common Stock at a ratio of 30-to-1 effective July 16, 2002. The numbers of shares reported herein have given effect to such reverse stock split.

---------------------------------------------------                                  --------------------------------------
CUSIP NO. 755236106                                                13G                      PAGE 3 OF 10 COVER PAGES
---------------------------------------------------                                  --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Spray Network AB (formerly Spray AB)
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                     (a) [ ]
                                                                                                  (b) [X]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Sweden
-------------------------- ------- ----------------------------------------------------------------------------------------
        NUMBER OF          5       SOLE VOTING POWER

         SHARES                    0 shares
                           ------- ----------------------------------------------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER

        OWNED BY                   0 shares
                           ------- ----------------------------------------------------------------------------------------
          EACH             7       SOLE DISPOSITIVE POWER

        REPORTING                  0 shares
                           ------- ----------------------------------------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER

          WITH                     0 shares
----------- ---------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 shares
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[  ]


----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            CO
----------- ---------------------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS

(1) Spray Network AB has ceased to be a member of the group, and is filing this
Schedule 13G jointly with the other filers hereof pursuant to Rule 13d-1(k)(l).

---------------------------------------------------                                  --------------------------------------
CUSIP NO. 755236106                                                13G                      PAGE 4 OF 10 COVER PAGES
---------------------------------------------------                                  --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Per Bystedt
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                             (a) [X]
                                                                                                          (b) [ ]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Sweden
-------------------------- ------- ----------------------------------------------------------------------------------------
        NUMBER OF          5       SOLE VOTING POWER

         SHARES                    See Note 2 below.

      BENEFICIALLY         ------- ----------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
        OWNED BY
                                   0 shares
          EACH             ------- ----------------------------------------------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
        REPORTING
                                   See Note 2 below.
         PERSON            ------- ----------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
          WITH
                                   0 shares
----------- ---------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,315 shares (See Note 2 below.)
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
----------- ---------------------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS

(1) The Reporting Person is filing this Schedule 13G jointly with Spray Network AB and Messrs. Svensson, Randerz, Wahlstrom and Knutsson, each of whom has ceased to be a member of the group, pursuant to Rule 13d-l(k)(1).

(2) Beneficial ownership of the Reporting Person is pursuant to warrants, each of which gives the Reporting Person a right to purchase eight shares of Razorfish Class A Common Stock held by Spray AB (formerly Spray Ventures AB). Prior to exercise of such warrants and receipts of such shares, no voting or dispositive powers exist for such shares. Razorfish effected a reverse stock split of all its outstanding Class A Common Stock at a ratio of 30-to-1 effective July 16, 2002. The numbers of shares reported herein have given effect to such reverse stock split.

---------------------------------------------------                                  --------------------------------------
CUSIP NO. 755236106                                                13G                      PAGE 5 OF 10 COVER PAGES
---------------------------------------------------                                  --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jonas Svensson
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                           (a) [ ]
                                                                                                        (b) [X]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Sweden
-------------------------- ------- ----------------------------------------------------------------------------------------
        NUMBER OF          5       SOLE VOTING POWER

         SHARES                    3,797 shares (See Note 2 below).

      BENEFICIALLY         ------- ----------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
        OWNED BY
                                   0 shares
          EACH             ------- ----------------------------------------------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
        REPORTING
                                   3,797 shares (See Note 2 below.)
         PERSON            ------- ----------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
          WITH
                                   0 shares
----------- ---------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,797 shares (See Note 2 below).
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
----------- ---------------------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS

(1) Jonas Svensson has ceased to be a member of the group, and is filing this
Schedule 13G jointly with the other filers hereof pursuant to Rule 13d-1(k)(l).

(2) Razorfish effected a reverse stock split of all its outstanding Class A Common Stock at a ratio of 30-to-1 effective July 16, 2002. The numbers of shares reported herein have given effect to such reverse stock split.

---------------------------------------------------                                  --------------------------------------
CUSIP NO. 755236106                                                13G                      PAGE 6 OF 10 COVER PAGES
---------------------------------------------------                                  --------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Thomas Randerz
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                 (a) [ ]
                                                                                              (b) [X]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Sweden
-------------------------- ------- ----------------------------------------------------------------------------------------
        NUMBER OF          5       SOLE VOTING POWER

         SHARES                    0 shares
                           ------- ----------------------------------------------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER

        OWNED BY                   0 shares
                           ------- ----------------------------------------------------------------------------------------
          EACH             7       SOLE DISPOSITIVE POWER

        REPORTING                  0 shares
                           ------- ----------------------------------------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER

          WITH                     0 shares
----------- ---------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 shares
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
----------- ---------------------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS

(1) Thomas Randerz has ceased to be a member of the group, and is filing this
Schedule 13G jointly with the other filers hereof pursuant to Rule 13d-1(k)(l).

---------------------------------------------------                                  --------------------------------------
CUSIP NO. 755236106                                                13G                      PAGE 7 OF 10 COVER PAGES
---------------------------------------------------                                  --------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Johan Ihrfelt
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                 (a) [X]
                                                                                              (b) [ ]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Sweden
-------------------------- ------- ----------------------------------------------------------------------------------------
        NUMBER OF          5       SOLE VOTING POWER

         SHARES                    0 shares
                           ------- ----------------------------------------------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER

        OWNED BY                   0 shares
                           ------- ----------------------------------------------------------------------------------------
          EACH             7       SOLE DISPOSITIVE POWER

        REPORTING                  0 shares
                           ------- ----------------------------------------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER

          WITH                     0 shares
----------- ---------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 shares
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [  ]


----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
----------- ---------------------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS

(1) The Reporting Person is filing this Schedule 13G jointly with Spray Network AB and Messrs. Svensson, Randerz, Wahlstrom and Knutsson, each of whom has ceased to be a member of the group, pursuant to Rule 13d-l(k)(1).

---------------------------------------------------                                 ---------------------------------------
CUSIP NO. 755236106                                                13G                     PAGE 8 OF 10 COVER PAGES
---------------------------------------------------                                 ---------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jonas Wahlstrom
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                 (a) [ ]
                                                                                              (b) [X]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Sweden
-------------------------- ------- ----------------------------------------------------------------------------------------
        NUMBER OF          5       SOLE VOTING POWER

         SHARES                    0 shares
                           ------- ----------------------------------------------------------------------------------------
       BENEFICIALLY        6       SHARED VOTING POWER

         OWNED BY                  0 shares
                           ------- ----------------------------------------------------------------------------------------
           EACH            7       SOLE DISPOSITIVE POWER

         REPORTING                 0 shares
                           ------- ----------------------------------------------------------------------------------------
          PERSON           8       SHARED DISPOSITIVE POWER

           WITH                    0 shares
----------- ---------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 shares
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [  ]


----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
----------- ---------------------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS

(1) Jonas Wahlstrom has ceased to be a member of the group, and is filing this
Schedule 13G jointly with the other filers hereof pursuant to Rule 13d-1(k)(l).

---------------------------------------------------                                  --------------------------------------
CUSIP NO. 755236106                                                13G                      PAGE 9 OF 10 COVER PAGES
---------------------------------------------------                                  --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sebastian Knutsson
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                   (a) [ ]
                                                                                                (b) [X]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Sweden
-------------------------- ------- ----------------------------------------------------------------------------------------
        NUMBER OF          5       SOLE VOTING POWER

          SHARES                   0 shares
                           ------- ----------------------------------------------------------------------------------------
       BENEFICIALLY        6       SHARED VOTING POWER

         OWNED BY                  0 shares
                           ------- ----------------------------------------------------------------------------------------
          EACH             7       SOLE DISPOSITIVE POWER

        REPORTING                  0 shares
                           ------- ----------------------------------------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER

          WITH                     0 shares
----------- ---------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 shares
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
----------- ---------------------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS

(1) Sebastian Knutsson has ceased to be a member of the group, and is filing this Schedule 13G jointly with the other filers hereof pursuant to Rule 13d-1(k)(l).

---------------------------------------------------                                  --------------------------------------
CUSIP NO. 755236106                                                13G                      PAGE 10 OF 10 COVER PAGES
---------------------------------------------------                                  --------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lars T. Andersson
----------- ---------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            See Note 1 below.                                                                 (a) [X]
                                                                                              (b) [ ]
----------- ---------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------- ---------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Sweden
-------------------------- ------- ----------------------------------------------------------------------------------------
        NUMBER OF          5       SOLE VOTING POWER

         SHARES                    0 shares
                           ------- ----------------------------------------------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER

        OWNED BY                   0 shares
                           ------- ----------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0 shares
                           ------- ----------------------------------------------------------------------------------------
        PERSON             8       SHARED DISPOSITIVE POWER

         WITH                      0 shares
----------- ---------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 shares
----------- ---------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [  ]


----------- ---------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
----------- ---------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
----------- ---------------------------------------------------------------------------------------------------------------


                                *SEE INSTRUCTIONS

(1) The Reporting Person is filing this Schedule 13G jointly with Spray Network AB and Messrs. Svensson, Randerz, Wahlstrom and Knutsson, each of whom has ceased to be a member of the group, pursuant to Rule 13d-l(k)(1).

Item 1(a).        Name of Issuer: Razorfish Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  107 Grand Street, New York, NY 10013

Spray AB (formerly Spray Ventures AB) provides the following information:

Item 2(a).        Name of Person Filing:  Spray AB

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  Strandvagen 5B, Stockholm, Sweden 11451

Spray Invest NV provides the following information:

Item 2(a).        Name of Person Filing:  Spray Invest NV

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  Tervurenlaan 82, B-1040 Brussels, Belgium

Spray Network AB (formerly Spray AB) provides the following information:

Item 2(a).        Name of Person Filing:  Spray Network AB

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Ostermalmsgatan 87, Stockholm, Sweden 10244

Item 2(c).        Citizenship:  Sweden

Per Bystedt provides the following information:

Item 2(a).        Name of Person Filing:  Per Bystedt

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  c/o Spray AB, Strandvagen 5B, Stockholm, Sweden 11451

Item 2(c).        Citizenship:  Sweden

Jonas Svensson provides the following information:

Item 2(a).        Name of Person Filing: Jonas Svensson

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  c/o Spray AB, Strandvagne 5B, Stockholm, Sweden 11451

Item 2(c).        Citizenship:  Sweden

Thomas Randerz provides the following information:

Item 2(a).        Name of Person Filing: Thomas Randerz

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  c/o Spray AB, Strandvagen  5B, Stockholm, Sweden 11451

Item 2(c).        Citizenship:  Sweden

Johan Ihrfelt provides the following information:

Item 2(a).        Name of Person Filing: Johan Ihrfelt

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  c/o Spray AB, Strandvagen  5B, Stockholm, Sweden 11451

Item 2(c).        Citizenship:  Sweden

Jonas Wahlstrom provides the following information:

Item 2(a).        Name of Person Filing: Jonas Wahlstrom

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  c/o Spray AB, Strandvagen 55, Stockholm, Sweden 11451

Item 2(c).        Citizenship:  Sweden

Sebastian Knutsson provides the following information:

Item 2(a).        Name of Person Filing: Sebastian Knutsson

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  c/o Spray AB, Strandvagen 5B, Stockholm, Sweden 11451

Item 2(c).        Citizenship:  Sweden

Lars T. Andersson provides the following information:

Item 2(a).        Name of Person Filing: Lars T. Andersson

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  c/o Spray AB, Strandvagen 5B, Stockholm, Sweden 11451

Item 2(c).        Citizenship:  Sweden

Item 2(d).        Title of Class of Securities:  Class A Common Stock

Item 2(e).        CUSIP Number:  755236106

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a(n):

                  (a)    [  ] Broker or dealer registered under section 15 of
                              the Act (15 U.S.C. 78o);


                  (b)    [  ] Bank as defined in section 3(a)(6) of the Act
                              (15 U.S.C. 78c);

                  (c)    [  ] Insurance company as defined in section 3(a)(19)
                              of the Act (15 U.S.C. 78c);

                  (d)    [  ] Investment company registered under section 8 of
                              the Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e)    [  ] An investment adviser in accordance with Section
                              240.13d-1(b)(1)(ii)(E);

                  (f)    [  ] An employee benefit plan or endowment fund in
                              accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)    [  ] A parent holding company or control person in
                              accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)    [  ] A savings association as defined in section 3(b)
                              of the Federal Deposit Insurance Act (12 U.S.C.
                              1813);

                  (i)    [ ]  A church plan that is excluded from the definition
                              of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)    [  ] Group, in accordance with Section
                              240.13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  Spray AB provides this information on page 1 of 10 cover pages. Spray Invest NV provides this information on page 2 of 10 cover pages. Spray Network AB provides this information on page 3 of 10 cover pages. Per Bystedt provides this information on page 4 of 10 cover pages. Jonas Svensson provides this information on page 5 of 10 cover pages. Thomas Randerz provides this information on page 6 of 10 cover pages. Johan Ihrfelt provides this information on page 7 of 10 cover pages. Jonas Wahlstrom provides this information on page 8 of 10 cover pages. Sebastian Knutsson provides this information on page 9 of 10 cover pages. Lars T. Andersson provides this information on page 10 of 10 cover pages.

                  The approximate aggregate percentage of shares of Class A Common Stock indicated on the cover page of each Reporting Person is based upon 4,834,974 shares outstanding, which is the total number of shares of Class A Common Stock outstanding as of November 13, 2002 as stated in the Issuer's Form 10-Q for the quarter ended September 30, 2002.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                  See also Item 9 below.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Each of Spray Network AB, Jonas Svensson, Thomas Randerz, Jonas Wahlstrom, Sebastian Knutsson has ceased to be a member of the group, and is filing this Schedule 13G jointly with the other filers hereof pursuant to Rule 13d-l(k)(1).

                  Spray AB, Spray Invest NV, Per Bystedt, Johan Ihrfelt and Lars
                  T. Andersson are filing this Schedule 13G jointly with each of Spray Network AB and Messrs. Svensson, Randerz, Wahlstrom and Knutsson pursuant to Rule 13d-l(k)(1).

Item 10.          Certification.

                  Not applicable.

                                  Signatures.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement as it pertains to me is true, complete and correct.


Dated: March 3, 2003

                                     SPRAY AB

                                     By   /s/   Per Bystedt
                                          ----------------------------
                                          Name:  Per Bystedt
                                          Title:  Director



                                     SPRAY INVEST NV

                                     By   /s/   Johan Ihrfelt
                                          ----------------------------
                                          Name:  Johan Ihrfelt
                                          Title:  Director



                                     SPRAY NETWORK AB

                                     By   /s/   Magnus Simons
                                          ----------------------------
                                          Name:  Magnus Simons
                                          Title:  Managing Director


                                     By   /s/   Johannes Grabish
                                          ----------------------------
                                          Name:  Johannes Grabish
                                          Title:  Vice President

                                          /s/   Per Bystedt
                                          ----------------------------
                                                  (Per Bystedt)

                                          /s/   Jonas Svensson
                                          ----------------------------
                                                (Jonas Svensson)

                                          /s/   Thomas Randerz
                                          ----------------------------
                                                (Thomas Randerz)

                                          /s/   Johan Ihrfelt
                                          ----------------------------
                                                 (Johan Ihrfelt)

                                          /s/   Jonas Wahlstrom
                                          ----------------------------
                                                (Jonas Wahlstrom)

                                          /s/  Sebastian Knutsson
                                          ----------------------------
                                              (Sebastian Knutsson)

                                          /s/   Lars T. Andersson
                                          ----------------------------
                                               (Lars T. Andersson)